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                        [COOPERS & LYBRAND LETTERHEAD]                EXHIBIT 11





                      CONSENT OF INDEPENDENT ACCOUNTANTS


                               ---------------

We consent to the inclusion of our reports dated June 23, 1995, appearing in the Post-Effective Amendement to Registration Statement (Form N-1A) of The Reserve Fund, on the financial statements of the Primary and U.S. Government Funds, (two of the funds constituting The Reserve Fund), and the U.S. Treasury Fund (one of the funds constituting The Reserve Fund), to be filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended.

We also consent to the reference to our Firm under the caption "Custodial Services and Independent Accountants" in the Statement of Additional Information.



                                                        COOPERS & LYBRAND L.L.P

New York, New York
September  25, 1995.